EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

The following is a list of the direct and indirect subsidiaries of PrivateBancorp, Inc.1 as of March 1, 2011:

Entity Official Name	Jurisdiction of Formation or Organization
The PrivateBank and Trust Company	Illinois Department of Financial and Professional Regulation
Lodestar Investment Counsel, LLC	Delaware Secretary of State
The PrivateBank Securities, LLC	Delaware Secretary of State
PB Real Estate, LLC	Illinois Secretary of State
PBTC & Company LLC	Illinois Secretary of State
TrustCo, LLC	Missouri Secretary of State
The PrivateBank Mortgage Company	Michigan Department of Energy, Labor and Economic Growth, Bureau of Commercial Services
BBH Financial Advisors, Inc.	Michigan Department of Energy, Labor and Economic Growth, Bureau of Commercial Services
TPB Title Agency, LLC	Michigan Department of Energy, Labor and Economic Growth, Bureau of Commercial Services
PRIVATESTAR, LLC	Michigan Department of Energy, Labor and Economic Growth, Bureau of Commercial Services
The PrivateBank Mortgage Company, LLC	Illinois Secretary of State
PrivateBancorp Statutory Trust II	Delaware Secretary of State
PrivateBancorp Statutory Trust III	Connecticut Secretary of State
PrivateBancorp Capital Trust IV	Delaware Secretary of State
Bloomfield Hills Statutory Trust I	Delaware Secretary of State

1PrivateBancorp, Inc. and its various subsidiaries also own and use the following trade names and trademarks: The PrivateWealth Financial Strategies Group, The Palladian PrivateBank, and The PrivateWealth Group.